Exhibit 10.10

August 24, 2018

A. Lorne Weil

250 West 57th Street, Suite 2223

New York, NY 10107

Dear Lorne:

For your records, I am hereby confirming that your annual base salary rate has been increased from $700,000 to $750,000 effective October 1, 2018.

This increase was approved by the Board of Directors at its meeting held on August 15, 2018 in recognition of the expanded role you have undertaken in the day-to-day management of the Company following the Company’s establishment in May 2018 of the Office of the Executive Chairman.

Please acknowledge receipt of this letter by countersigning and returning a copy at your earliest convenience.

Sincerely yours,

/s/ Carys Damon
Carys Damon
General Counsel and Secretary

Acknowledged:

By:	A. Lorne Weil
A. Lorne Weil

Inspired Entertainment, Inc.

250 West 57th Street, Suite 2223, New York, NY 10107

T: +1 646 565 3861